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Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made and entered into by and between VantageMed Corporation (the "Company") and Gregory B. Hill (the "Employee"). The effective date of this Agreement is the date the Agreement is approved by the Company's Board of Directors (the "Board") (the "Effective Date").

        1.    Position and Duties.    Employee will be employed by the Company as its Chief Financial Officer, reporting to the Company's Chief Executive Officer. Employee will also have a dotted line reporting relationship to the Audit Committee of the Board. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and Employee agrees to devote Employee's full working time, energy and skill to Employee's duties at the Company and shall use his best efforts to perform his duties. These duties will include, but not be limited to, those duties normally performed by a Chief Financial Officer, as well as any other reasonable duties that may be assigned to Employee from time to time.

        2.    Term of Employment.    Employee's employment with the Company started on April 8, 2002, and shall continue for a period of three (3) years (the "Term"); provided, however, that the relationship may be terminated by Employee or the Company pursuant to the provisions of Paragraphs 4 and 5 below. Thereafter, subject to the provisions for termination in Paragraph 4, this Agreement shall be extended automatically for a term of one year (the "Renewal Term"), unless: (a) the Company or the Employee gives written termination notice to the other party at least thirty days prior to either the termination of the initial Term of employment or any Renewal Term established thereafter; or (b) the Company and the Employee agree to a mutually acceptable date on which to terminate this agreement.

        3.    Compensation.    Employee will be compensated by the Company for Employee's services as follows:

          (a)    Salary:    Employee will be paid an annual salary of One Hundred Forty Thousand Dollars in U.S. currency ($140,000.00), less applicable withholding, in accordance with the Company's normal payroll procedures. Employee's salary will be reviewed by the Board of Directors (the "Board") from time to time, but no less frequently than annually, and may be subject to adjustment based upon various factors including, but not limited to, Employee's performance and the Company's profitability. Any adjustment to Employee's salary shall be in the sole discretion of the Board.

          (b)    Bonus:    Employee will be eligible to receive a bonus consisting of cash, stock options or other monetary compensation based upon the Company's achievement of various financial and/or other goals established by the Board. The amount of the bonus will be determined by the Board at its discretion and subject to the terms of the management team bonus plan pertaining to senior executives as adopted by the Board from time to time. Unless otherwise specified in writing, such bonus payments(s) shall not be deemed to have been earned or accrued until all of the time and performance conditions for the bonus are met by Employee.

          (c)    Benefits:    Employee will have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any Company medical, life, long-term disability or other group insurance plans, as well as under the Company's business expense reimbursement and other policies. Employee will accrue four (4) weeks paid vacation annually and shall be compensated in accordance with the Company's vacation policy. Vacation shall be taken at a reasonable time or times so as not to negatively impact the operations of the Company. Employee may accrue a maximum of six weeks vacation. At that time, no further vacation shall be earned until Employee has used some portion of his accrued vacation, thereby reducing the total amount below the permitted maximum.

          (d)    Stock Options:    Employee has been granted an option to purchase 75,000 shares of the Company's common stock under the Company's 1998 Stock Option/Stock Issuance Plan, as amended and restated on November 22, 1999 (the "Stock Option Plan") at an exercise price equal to the fair market value of that stock on April 8, 2002 (the "Option"). The Option will be governed by and subject to the terms and conditions of the Company's standard form of stock option agreement (which Employee will be required to sign in connection with the issuance of the Option).

        4.    Termination.    Employee's employment hereunder shall terminate upon the occurrence of any of the following events:

          (a)    Voluntary Resignation.    Employee's voluntary resignation upon thirty (30) days' written notice. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept Employee's resignation at an earlier date;

          (b)    Death or Disability.    Employee's death or disability (meaning that Employee is unable to perform Employee's duties for three or more consecutive months or four or more non-consecutive months in any one-year period as a result of a physical and/or mental impairment);

          (c)    Termination with Cause.    The Company may terminate Employee's employment hereunder at any time prior to the end of the Term or any renewal term for "Cause" as defined below. For purposes of this Agreement, a termination for "Cause" occurs upon the happening of any of the following events: (i) Employee pleads guilty to, or is convicted of any felony that impairs Employee's ability to perform his duties under this Agreement; (ii) Employee's theft, dishonesty, fraud, or the intentional falsification of any employment or Company records; (iii) Employee intentionally discloses any of the Company's confidential or proprietary information or otherwise materially breaches the Company's standard form of employee confidentiality and assignment of inventions agreement; (iv) failure of Employee to satisfactorily perform the duties of the office held by the Employee as reasonably determined by the Board, and such failure is not cured within thirty (30) days after the Employee receives notice thereof from the Board; (v) a material breach of this Agreement or any other material agreement between Employee and the Company which, if curable, is not cured within thirty (30) days after Company provides Employee with written notice of such breach;

          (d)    Termination without Cause.    The Company may terminate Employee's employment hereunder at any time prior to the end of the Term or any Renewal Term without Cause and for any reason;

          (e)    Termination for Good Reason.    This Agreement shall terminate at Employee's option under the following circumstances: (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within thirty (30) days after written demand for performance has been give to the Company by the Employee, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Employee's responsibilities and duties; or (iii) in the absence of a written agreement between the Company and Employee, a material reduction in Employee's base pay or incentive compensation.

          Termination under this subparagraph (e) shall be effective upon the delivery by Employee to the Company of a Notice of Intended Termination (the "Notice") at least fifteen (15) business days prior to termination by Employee. The Notice shall state with particularity the basis of such termination. The Company shall have fifteen (15) business days after receipt of such Notice to remedy the facts and circumstances underlying the termination. Employee shall make a good faith determination immediately after such fifteen (15)-day period whether such facts and circumstances have been remedied and shall communicate Employee's determination in writing to the Company.

        5.    Benefits upon Termination.    Employee shall receive the following benefits upon the termination of his employment hereunder pursuant to the terms hereunder:

          (a)  In the event Employee's employment is terminated pursuant to paragraph 4 (a), (b), (c), or at the end of the Term or any Renewal Term, Employee shall receive all compensation accrued under Paragraph 3 which is unpaid as of the date of termination. Employee shall not receive any other compensation from the Company other than that earned under Paragraph 3 through the date of Employee's termination.

          (b)  In the event Employee's employment is terminated pursuant to paragraph 4(d) or (e) prior to the end of the initial Term and any Renewal Term and if Employee signs a general release of all claims, known and unknown, Employee may have against the Company arising out of his employment or termination of employment, in a form satisfactory to the Company, Employee shall receive the following:

              (i)  A severance payment equal to 12 months' salary at Employee's then current salary, less applicable withholding, in accordance with the Company's normal payroll schedule through the applicable severance period.

            (ii)  In addition to the severance payment, the Company shall pay the premiums to continue Employee's group health insurance coverage under COBRA for the period that Employee is receiving the severance payment; provided, however, that from and after the first date that Employee first commences other employment or provides services as a consultant or other self-employed individual, the Company, at its option, may eliminate or otherwise reduce payment of the COBRA premiums to the extent the Employee receives health benefits from such other employment or self-employment.

        6.    Confidential and Proprietary Information.    As a condition of Employee's employment, Employee agrees to sign the Company's standard form of employee confidentiality and assignment of inventions agreement.

        7.    Dispute Resolution.    Any dispute arising out of, or relating to, the rights or obligations of the parties under this Agreement shall be conclusively determined by binding arbitration. The arbitration shall be conducted as follows:

          (a)    Binding Arbitration.    Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of any action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. A single arbitrator in accordance with the then-existing employment rules of the American Arbitration Association shall conduct the arbitration. The arbitrator, whose decision shall be final and binding, shall be selected in accordance with the rules of the American Arbitration Association.

          (b)    Location of Arbitration.    Any arbitration hearing shall be conducted in the county in which venue would be proper for an initiation of a civil action arising out of the dispute.

          (c)    Applicable Law.    The arbitration of any dispute shall be governed by the California Arbitration Act (California Code of Civil Procedure § 1280, et seq.) and minimum due process requirements established by the California Supreme Court in Armendariz v. Foundation Health Psychcare Services, Inc., 24 Cal.4th 83 (2000).

          (d)    Limitation on Scope of Arbitrator's Award or Decision.    The parties to this Agreement agree that if the arbitrator finds any disputed claim to be meritorious, the arbitrator shall have the authority to order legal and/or equitable relief appropriate to the claim.

          (e)    Attorney's Fees.    Each party shall initially bear its/his own attorney's fees. However, the parties to this Agreement agree that the arbitrator, in his or her discretion, may award to the prevailing party the reasonable attorney's fees incurred by the party in participating in the arbitration process.

        8.    Representation by Counsel.    The parties have carefully read this Agreement and the contents hereof are known and understood by all parties. The parties have each had the opportunity to receive independent legal advice from attorneys of their choice with respect to the advisability of executing this Agreement. The parties acknowledge that they have executed this Agreement after independent investigation and without fraud, duress, or undue influence.

        9.    Notices.    For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to Employee:

  Gregory B. Hill
  3360 Strolling Hills Road
  Shingle Springs, CA 95682

        If to Company:

  Chairman of the Audit Committee
  VantageMed Corporation
  3017 Kilgore Road
  Suite 195
  Rancho Cordova, CA 95670

        10.    Severability.    If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

        11.    Assignment.    In view of the personal nature of the services to be performed under this Agreement by Employee, Employee cannot assign or transfer any of Employee's obligations under this Agreement.

        12.    Entire Agreement.    This Agreement and the agreements referred to above constitute the entire agreement between Employee and the Company regarding the terms and conditions of Employee's employment, and they supersede all prior negotiations, representations or agreements between Employee and the Company regarding Employee's employment, whether written or oral.

        13.    Modification.    This Agreement may only be modified or amended by a supplemental written agreement signed by Employee and an authorized representative of the Company.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

VantageMed Corporation
	By:	/s/ VANTAGEMED CORPORATION
Date: August 7, 2002	Its:

Date: August 7, 2002		Gregory B. Hill
/s/ GREGORY B. HILL

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EMPLOYMENT AGREEMENT